----------
  FORM 4
----------
       Check box if no                           U.S. SECURITIES AND EXCHANGE COMMISSION
       longer subject to                                 Washington, D.C. 20549
       Section 16. Form                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
       4 or Form 5
       obligations may
       continue. See
       Instruction 1(b).

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of        2. Issuer Name and Ticker                                       6.  Relationship of Reporting
   Reporting Person*             or Trading Symbol                                                Person to issuer
                                                                                                  (Check all Applicable)
Chipparoni   Guy
                                                                                               X  Director        ___ 10% Other
                                                                                              ---
                                                                                                  Officer (give   ___ Other (specify
                                                                                                           title)           below)
                              Youbet.com, Inc. (UBET)                                                      below)
------------------------------------------------------------------------------------------
  (Last)   (First) (Middle)   3. IRS or Social Security        4. Statement for Month/Year
                                 Number of Reporting Person
                                 (Voluntary)
5901 De Soto Avenue                                               April, 2002
----------------------------                                   ---------------------------------------------------------------------
               (Street)                                        5. If Amendment, Date of       7.  Individual or Joint/Group Filing
                                                                  Original (Month/Year)                     (check applicable line)
                                                                                               X  Form filed by One Reporting Person
                                                                                              ---
                                                                                              ___ Form filed by More than One
Woodland Hills,   CA    91367                                                                     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)         (State)  (Zip)

                                             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Security          2. Transaction Date   3. Transaction  4. Securities     5. Amount of      6. Ownership   7. Nature of
   (Inst. 3)                     (Month/ Day/ Year)    Code (Inst.     Acquired (A)      Securities        Form:          Indirect
                                                       8)              or Disposed of    Beneficially      Direct (D)     Beneficial
                                                                       (D) (Inst. 3,     Owned at End      or Indirect    Ownership
                                                                       4 and 5)          of Month          (I) (Instr.    (Instr. 4)
                                                                                         (Inst. 3 and 4)   4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Amount  (A)  Price
                                                                           or (D)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see Instruction
4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly (Print or Type Response)

CC360370v1
05/09/2002                                                       SEC 2270 (7/96)

FORM 4 (continued)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
  --------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-  3. Trans-   4. Transac-    5. Number of        6. Date Exercis-    7. Title and Amount of
   Security (Instr. 3)      sion or     action      tion Code      Derivative          able and Expi-      Underlying Securities
                            Exer-       Date        (Instr. 8)     Securities          ration Date         (Instr. 3 and 4)
                            cise        (Month/                    Acquired (A) or     (Month/Day/
                            Price of    Day/                       Disposed of (D)     Year)
                            Deriva-     Year)                      of (Instr. 3, 4,
                            tive Se-                               and 5)
                            curity
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    Date      Expira-                Amount or
                                                                                    Exer-     tion Date              Number of
                                                  Code     V       (A)     (D)      cisable                 Title    Shares
--------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                                               Common
(right to buy)             $.68        4/15/02     A             40,000              (1)       4/14/12     Stock      40,000
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
8. Price of     9. Number    10. Owner-     11. Nature of
   Deriva-         of De-        ship of        Indirect
   tive Secu-      rivative      Deriva-        Beneficial
   rity            Securi-       tive           Owner-
   (Instr. 5)      ties Bene-    Security:      Ship
                   ficially      Direct         (Instr. 4)
                   Owned at      (D) or
                   End of        Indirect
                   Month         (I)
                   (Instr. 4)    (Instr. 4)

-----------------------------------------------------------
                    40,000          D
-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

Explanation of Responses:

(1) On April 15, 2002, Mr. Chipparoni was granted an option to purchase an aggregate of 40,000 shares of Common Stock, all of such shares to vest ratably over 12 months.

**Intentional misstatements or omissions
of facts constitute Federal Criminal
Violations.                                 By: /s/ Guy Chipparoni        5/8/02
                                                ------------------------  ------

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       **Signature of Reporting   Date
                                                Person

Note: File three copies of this Form one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

CC331475.3
05/09/2002                                                       SEC 2270 (7/96)

                                        2